Press Release

Mantra Venture Group announces appointment of Mr. Dennis Petke as CFO

MANTRA™
VENTURE GROUP

OTCBB : MVTG FRANKFURT : 5MV

SEATTLE, WA, June 24 - Mantra Venture Group Ltd. ("Mantra" - OTCBB: MVTG, FSE: 5MV) is pleased to announce that Mr. Dennis Petke will succeed David Warren as Chief Financial Officer of Mantra. Mr. Petke's appointment will be effective July 1, 2008.

Mr. Petke is a Chartered Accountant and has over 15 years experience in the financial services sector. For the past 9 years, Mr. Petke has owned and operated Q4 Financial Group Inc., a private consulting firm, serving both private and public companies in the areas of corporate finance, corporate administration and regulatory reporting. He has also been a director and officer of numerous public companies.

“Dennis has proven himself in the public markets and is the right individual to take on this responsibility. We look forward to Dennis joining the Mantra team as we take the company to the next level. His vast experience in both public and private companies will benefit Mantra, especially during our rapid growth,” says Larry Kristof, President and C.E.O. of Mantra.

Prior to his appointment as C.F.O. of Mantra, Mr. Petke has accumulated extensive experience in the area of corporate finance, including negotiating and implementing private and public company mergers, as well as facilitating private placement, preference share, convertible debenture, special warrant and debt financings.

“I believe the technologies and solutions that Mantra is pursuing are not only important but also vital to achieving and maintaining a sustainable environment for generations to come,” says Mr. Petke. He goes on to say, “I am looking forward to working with the team at Mantra and contributing to the development, implementation and delivery of solutions that are beneficial to the environment while building shareholder value.”

Mr. Petke succeeds the retiring C.F.O., Mr. David Warren, who has decided to pursue personal activities in his semi-retirement. Mr. Warren will remain available to Mantra on a consulting basis to ensure a smooth transition of responsibilities and to assist Mr. Petke in his duties.

About Mantra:

Mantra, through its group of sustainable energy, carbon reduction and consumer product subsidiaries, is active in the green technology marketplace with an innovative, multi-faceted approach focused on profitability through sustainability. By aggressively seeking out new technologies and innovating solutions for a cleaner earth for everyone, Mantra intends to provide a highly profitable, socially and environmentally responsible investment for its shareholders. Mantra is a public company quoted on the **OTC BB** under the symbol **MVTG** and on the **Frankfurt Stock Exchange** under the symbol **5MV**. **For more information, please visit us at www.mantraenergy.com.**

Forward-Looking Statements:

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Mantra Venture Group's filings with the Securities and Exchange Commission which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Contact: Terry Johnston
Investor Relations
Phone: 604 267 3022
Email: tjohnston@mantraenergy.com
Website: http://www.mantraenergy.com